Exhibit 99.1

Laredo Petroleum Holdings, Inc.

Announces 2012 Guidance and Capital Budget

TULSA, OKLAHOMA January 18, 2012—Laredo Petroleum Holdings, Inc. (NYSE: LPI) (the “Company” or “Laredo”) today announced guidance for key operating metrics, including an expected average 2012 production increase of approximately 25% over the prior year, and detailed its annual drilling budget, of which approximately 80% will be deployed in the Permian Basin.

Laredo expects to produce approximately 10.6 million barrels of oil equivalents (MMboe) in 2012, including approximately 41% crude oil and 59% liquids-rich natural gas. This compares to approximately 8.5 MMboe produced in 2011, of which 35% was crude oil and 65% was liquids-rich natural gas. Anticipated average production growth of approximately 25% is primarily driven by Laredo’s Permian Basin operations, which target the Wolfberry, Wolfcamp and Cline oil formations and where the Company owns in excess of a 95% average working interest on wells drilled to date on its approximately 135,000 net acres in the play.

Of its total approximate $760 million capital budget for 2012, Laredo’s $700 million drilling budget includes a plan to spend approximately $560 million, or 80%, for Permian Basin activities. The Company began 2012 running 16 rigs and anticipates between 19 and 20 operated rigs will be active by year-end. Of the year-end total, it is anticipated that approximately 16 rigs will be in the Permian Basin (primarily Glasscock and Reagan Counties, Texas), of which 12 are expected to drill vertical wells and 4 are expected to drill horizontal wells. Three operated horizontal rigs are planned in the Anadarko Granite Wash (Roger Mills and Hemphill Counties, Oklahoma/Texas). The Company expects to fund its capital expenditures with cash flows from operations and borrowings under its senior secured credit facility.

Additional guidance provided for key operating metrics expected in 2012 includes the following:

Lease Operating Expenses ($/Boe)	$4.75	-	$5.25
General and Administrative Expenses ($/Boe)	$4.75	-	$5.25
Production Taxes
(% of oil and natural gas revenues)	7.50%
Depreciation, Depletion and Amortization ($/Boe)	$18.50	-	$19.50
Price Realizations
(pre-hedge, two-stream basis, % of NYMEX):
Crude oil	95%
Natural gas, including natural gas liquids	175%

The Company has hedged approximately 105% of forecasted 2012 production of existing crude oil proved developed reserves (“PDP”), with a weighted average floor of $78.29 per barrel of oil, and approximately 53% of forecasted 2012 production of existing natural gas PDP, with a weighted average floor of $5.42 per thousand cubic feet. A detailed schedule of Laredo’s current hedge positions, including ceilings and additional hedge positions through the year 2015, can be found on the Company’s website, www.laredopetro.com/investor-relations/events-and-presentations.

Laredo Petroleum Holdings, Inc. is an independent oil and natural gas company with headquarters in Tulsa, Oklahoma. Laredo’s business strategy is focused on the exploration, development and acquisition of oil and natural gas properties in the Permian and Mid-Continent regions of the United States.

Forward Looking Statements

This press release includes forward-looking statements as defined under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Laredo assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. Factors that could affect the Company’s business include, but are not limited to: the risks associated with oil, natural gas and liquids production; the Company’s ability to find, acquire, market, develop, and produce new reserves; the risk of drilling dry holes; oil and natural gas price volatility; derivative transactions (including the costs associated therewith and the abilities of counterparties to perform there under); uncertainties in the estimation of reserves and in the projection of future rates of production and reserve growth; inaccuracies in the Company’s assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; pipeline construction difficulties; climatic conditions; availability and cost of material, equipment and services; the risks associated with operating in a limited number of geographic areas; the Company’s ability to retain skilled personnel; impact of any acquisition opportunities; availability of capital; the strength and financial resources of the Company’s competitors; regulatory developments; environmental risks; uncertainties in the capital markets; general economic and business conditions (including the effects of the worldwide economic recession); industry trends; and all of the risks and uncertainties normally incident to exploration for and development and production and sale of oil and natural gas. These risks relating to Laredo include, but are not limited to the risks as described in the final prospectus dated December 14, 2011 Laredo filed with the Securities and Exchange Commission (“SEC”), and the other reports Laredo files with the SEC. Any of these factors could cause Laredo’s actual results and plans to differ materially from those in the forward-looking statements. Therefore, Laredo can give no assurance that its future results will be as estimated.

Any forward-looking statement speaks only as of the date on which such statement is made and Laredo undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact
Laredo Petroleum Holdings, Inc.
Attn: W. Mark Womble
Office: (918) 513-4570
Fax: (918) 513-4571
investorrelations@laredopetro.com